Exhibit 99.1
BROOKLYN FEDERAL BANCORP, INC.
AND SUBSIDIARY

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Brooklyn Federal Bancorp, Inc.
Brooklyn, New York

We have audited the accompanying consolidated statement of financial condition of Brooklyn Federal Bancorp, Inc. as of September 30, 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.  The consolidated financial statements of Brooklyn Federal Bancorp, Inc. as of September 30, 2009, were audited by other auditors whose report dated January 6, 2010, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the 2010 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooklyn Federal Bancorp, Inc. as of September 30, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company has incurred significant net losses which have resulted in the Company being placed under a regulatory order.  The regulatory order requires management to submit a contingency plan and places additional capital requirements on the Company, limitations on the use of certain funding sources, and restrictions on certain of the Company’s operations.  Management’s plans in regard to these matters are also described in Note 3.

             Crowe Horwath LLP

New York, New York
June 15, 2011

BROOKLYN FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2010 and 2009
(In thousands, except per share amounts and share data)
	2010	2009
Assets
Cash and due from banks (including interest-earning balances of $9,555 and $2,105, respectively)	$14,201	$3,472
Securities:
Available-for-sale	69,107	3,305
Held-to-maturity (estimated fair value of $59,334 at September 30, 2009)	--	66,201
Total securities	69,107	69,506
Loans receivable	387,783	430,435
Less: Allowance for loan losses	17,941	10,750
Loans receivable, net	369,842	419,685
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	1,803	2,382
Bank owned life insurance	9,880	9,511
Accrued interest receivable	2,061	2,799
Premises and equipment, net	1,822	2,030
Prepaid expenses and other assets	19,039	12,060
Total assets	$487,755	$521,445

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing deposits	$16,033	$16,595
Interest-bearing deposits	154,800	134,664
Certificates of deposit	252,573	250,811
Total deposits	423,406	402,070
Borrowings	10,500	27,300
Advance payments by borrowers for taxes and insurance	2,576	2,142
Accrued expenses and other liabilities	5,534	8,059
Total liabilities	442,016	439,571
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	--	--
Common stock, $0.01 par value, 20,000,000 shares authorized; 13,484,210 issued and 12,889,344 and 12,890,754 outstanding, respectively	135	135
Additional paid-in capital	43,119	43,112
Retained earnings - substantially restricted	12,687	52,671
Treasury shares - at cost, 594,866 shares and 593,456 shares, respectively	(7,720)	(7,707)
Unallocated common stock held by employee stock ownership plan (“ESOP”)	(2,235)	(2,394)
Unallocated shares of the stock-based incentive plan	(259)	(417)
Accumulated other comprehensive income (loss):
Net unrealized gain (loss) on securities, net of income tax benefit	12	(3,526)
Total stockholders’ equity	45,739	81,874
Total liabilities and stockholders’ equity	$487,755	$521,445

See accompanying notes to consolidated financial statements.

BROOKLYN FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years Ended September 30, 2010 and 2009
(In thousands, except per share amounts and share data)
	2010	2009
Interest income:
First mortgage and other loans	$26,777	$30,074
Mortgage-backed securities	3,417	3,696
Other securities and interest-earning assets	253	341
Total interest income	30,447	34,111

Interest expense:
Deposits	7,355	9,456
Borrowings	242	354
Total interest expense	7,597	9,810

Net interest income before provision for loan losses	22,850	24,301
Provision for loan losses	42,682	8,545
Net interest (loss) income after provision for loan losses	(19,832)	15,756

Non-interest income:
Total loss on OTTI of securities	(11,589)	(8,951)
Less:
Non-credit portion of OTTI recorded in other comprehensive income (before taxes)	-	6,061
Net loss on OTTI recognized in earnings	(11,589)	(2,890)
Banking fees and service charges	801	1,358
Net gain on sale of loans held-for-sale	254	277
Net gain on sales of securities available-for-sale	92	-
Other	587	519
Total non-interest income (loss)	(9,855)	(736)

Non-interest expense:
Compensation and fringe benefits	7,847	8,591
Occupancy and equipment	1,843	1,750
FDIC Insurance	786	687
Professional fees	1,760	489
Data processing fees	668	718
Other	1,726	1,413
Total non-interest expense	14,630	13,648

(Loss) income before income tax expense	(44,317)	1,372
Income tax (benefit) expense	(5,386)	85
Net (loss) income	$(38,931)	$1,287
(Loss) earnings per common share:
Basic	$(3.08)	$0.10
Diluted	$(3.08)	$0.10
Average common shares outstanding:
Basic	12,626,880	12,638,722
Diluted	12,626,880	12,643,613

See accompanying notes to consolidated financial statements.

BROOKLYN FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2010 and 2009
(In thousands, except share data)
	Common Stock	Additional Paid-in Capital	Retained Earnings-Substantially Restricted	Treasury Stock	Unallocated Common Stock Held by ESOP	Unallocated Shares of the Stock-based Incentive Plan	Accumulated Other Comprehensive Income (Loss)	Total

Balance at October 1, 2008	$135	$42,939	$52,839	$(6,443)	$(2,552)	$(595)	$--	$86,323

Comprehensive income:
Net income	--	--	1,287	--	--	--	--	1,287
Net unrealized loss on securities available-for-sale, net of income tax benefit of $377	--	--	--	--	--	--	(473)	(473)
Loss on impairment of securities available-for- sale, net of income tax benefit of $383	--	--	--	--	--	--	483	483
Unrealized loss on securities held-to-maturity, net of income tax benefit of $3,386	--	--	--	--	--	--	(4,666)	(4,666)
Loss on impairment of securities held-to-maturity, net of income tax benefit of $894	--	--	--	--	--	--	1,130	1,130
Total comprehensive loss								(2,239)
Treasury stock purchased (109,327 shares)	--	--	--	(1,264)	--	--	--	(1,264)
Allocation of ESOP stock	--	38	--	--	158	--	--	196
Stock-based incentive plan expense	--	135	--	--	--	178	--	313
Dividends paid on common stock, $0.40 per share	--	--	(1,455)	--	--	--	--	(1,455)
Balance at September 30, 2009	$135	$43,112	$52,671	$(7,707)	$(2,394)	$(417)	$(3,526)	$81,874

Balance at October 1, 2009	$135	$43,112	$52,671	$(7,707)	$(2,394)	$(417)	$(3,526)	$81,874

Comprehensive income:
Net loss	--	--	(38,931)	--	--	--	--	(38,931)
Net unrealized loss on securities available-for-sale, net of income tax benefit of $2,317	--	--	--	--	--	--	(3,019)	(3,019)
Loss on impairment of securities available-for- sale, net of income tax benefit of $5,032	--	--	--	--	--	--	6,557	6,557
Total comprehensive loss								(35,393)
Treasury stock purchased (1,410 shares)	--	--	--	(13)	--	--	--	(13)
Allocation of ESOP stock	--	(60)	--	--	159	--	--	99

Stock-based incentive plan expense	--	67	--	--	--	158	--	225
Dividends paid on common stock, $0.29 per share	--	--	(1,053)	--	--	--	--	(1,053)
Balance at September 30, 2010	$135	$43,119	$12,687	$(7,720)	$(2,235)	$(259)	$12	$45,739

See accompanying notes to consolidated financial statements.

BROOKLYN FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years Ended September 30, 2010 and 2009
(In thousands)
	For the Year Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$(38,931)	$1,287
Adjustments to reconcile net income to net cash used in operating activities:
ESOP expense	118	196
Stock-based incentive plan expense	225	313
Depreciation and amortization	458	447
Provision for loan losses	42,682	8,545
Income from bank-owned life insurance	(354)	(365)
Gross loss on OTTI recognized in earnings	11,589	2,890
Amortization of servicing rights	76	188
Accretion of deferred loan fees, net	(615)	(508)
Accretion of discounts, net of amortization of premiums	(330)	(186)
Originations of loans held-for-sale	(7,217)	(93,695)
Proceeds from sales of loans held-for-sale	7,351	15,560
Principal repayments on loans held-for-sale	2	11,887
Net gain on sales of loans held-for-sale	(136)	(277)
(Increase) decrease in accrued interest receivable	738	(322)
Deferred income tax expense (benefit)	6,856	(4,791)
Net gain on sales of securities available-for-sale	(92)	--
(Increase) decrease in prepaid expenses and other assets	(16,426)	911
Decrease in accrued expenses and other liabilities	(2,524)	(348)
Net cash provided by (used in) operating activities	3,470	(58,268)
Cash flows from investing activities:
Repayments in excess of loan originations	9,276	11,884
Purchase of loans receivable	(1,500)	--
Principal repayments on mortgage-backed securities held-to-maturity	16,319	19,247
Principal repayments on mortgage-backed securities available-for-sale	5,413	--
Purchases of mortgage-backed securities held-to-maturity	(15,699)	(15,228)
Purchases of securities available-for-sale	(20,222)	(500)
Proceeds from sale of securities available-for-sale	9,454	--
Purchase of certificates of deposit	(3,000)	--
Maturities of certificates of deposit	3,000	1,397
Net redemptions of FHLB stock	579	420
Increase in cash surrender value of bank-owned life insurance	(15)	(15)
Purchases of premises and equipment, net	(250)	(192)
Net cash provided by (used in) investing activities	3,355	17,013
Cash flows from financing activities:
Increase in deposits	21,336	59,595
Net decrease in short term borrowings	(21,500)	(20,439)
Proceeds from long term borrowings	5,000	3,500
Repayments of long term borrowings	(300)	--
Increase (decrease) in advance payments by borrowers for taxes and insurance	434	(247)
Purchase of treasury stock	(13)	(1,264)
Payment of cash dividend	(1,053)	(1,471)
Net cash provided by financing activities	3,904	39,674

Net increase (decrease) in cash and cash equivalents	10,729	(1,581)
Cash and cash equivalents at beginning of year	3,472	5,053
Cash and cash equivalents at end of period	$14,201	$3,472

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,593	$9,829
Taxes	4,622	4,120
Other:
Securities held-to-maturity transferred to available-for-sale	61,280	--
Mortgage loans held-for-sale transferred to held-to-maturity	--	200,455

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1)	Reorganization and Stock Offering

On April 5, 2005, Brooklyn Federal Savings Bank (the “Bank”) completed its reorganization into a mutual holding company structure (the “Reorganization”).  As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the “Conversion”).  The Bank became the wholly-owned subsidiary of Brooklyn Federal Bancorp, Inc., a federal corporation (the “Company”), which became the majority-owned subsidiary of BFS Bancorp, MHC (the “Mutual Holding Company”).  The Company issued a total of 13,225,000 common shares on April 5, 2005, consisting of 3,967,500 shares (30%) sold to the public (the “Offering”) and 9,257,500 shares (70%) issued to the Mutual Holding Company.  The gross proceeds from the offering were approximately $39.7 million, less offering costs of approximately $1.8 million.

(2)	Nature of Business and Summary of Significant Accounting Policies

The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area (Brooklyn, Nassau and Suffolk Counties, New York) and investing those funds principally in mortgage loans secured by one- to four-family residences, multi-family properties and commercial properties, and in mortgage-backed securities.  Substantially all of the Bank’s loans are collateralized or dependent on real estate.

Effective July 1, 2009, we adopted the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification™, (the “FASB ASC”), which is now the source of authoritative, non-governmental U.S. generally accepted accounting principles (“GAAP”). While the FASB ASC did not change GAAP, all existing authoritative accounting literature, with certain exceptions, was superseded and codified into the FASB ASC. The references to authoritative accounting literature contained in our disclosures have been modified to refer to general accounting topics within the FASB ASC.

Deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s and the Company’s primary regulator is the Office of Thrift Supervision (“OTS”).

(a)	Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with GAAP and include the accounts of the Company, the Bank and the Bank’s wholly owned subsidiaries (collectively, the “Company”).  The Bank’s wholly-owned subsidiaries are Thrift Investors Service Corporation (“TISCO”), 3D Holding Corp., Inc., and BFS REIT, Inc. (“BFS REIT”).  BFS REIT is a real estate investment trust formed to hold mortgage-related assets. TISCO’s wholly owned subsidiary, BFS Agency, provides insurance services to the customers of the Bank. 3D Holding Corp., Inc. was formed to hold title to certain properties acquired by the Bank through foreclosure. All significant inter-company balances and transactions are eliminated in consolidation.

The preparation of consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, identification of other-than-temporary impairment of securities and the determination of the amount of deferred tax assets that are more likely than not to be realized.

(b)           Cash and Cash Equivalents

Cash and cash equivalents include cash, due from banks, federal funds sold and term deposits with the Federal Home Loan Bank with original maturities of less than 90 days.

(c)           Securities

The Company reports debt and equity securities in one of the following categories:  (i) “held-to-maturity” (management has positive intent and ability to hold debt securities to maturity) which are reported at cost adjusted for the amortization of premiums and accretion of discounts; (ii) “trading” (held for current resale) which are reported at fair value, with unrealized gains and losses included in earnings; or (iii) “available-for-sale” (all other debt and equity securities) which are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of deferred income taxes as a separate component of accumulated other comprehensive income (loss), a component of stockholders’ equity.  The Company classifies its securities in one of these categories based upon determinations made at the time of purchase.

Premiums and discounts on debt securities are amortized and accreted to interest income using the level-yield method over the term of the security, adjusted for the effect of actual prepayments in the case of mortgage-backed securities. Gains and losses on the sales of securities are recognized when sold using the specific identification method.

In April 2009, the FASB issued guidance regarding the recognition and presentation of Other-Than-Temporary Impairments (“OTTI”).  Equity securities deemed to be other-than-temporarily impaired are written down from their original cost basis to fair value by a charge to current earnings.  The guidance clarified the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired.  For debt securities, management must assess whether (a) it has the intent to sell the security or (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery.  These steps are done before assessing whether the entity will recover the cost basis of the investment.  Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an OTTI charge.  This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.  For equity securities, when OTTI has been determined, OTTI charge is recognized through earnings.

In instances when a determination is made that an OTTI exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the guidance changes the presentation and amount of the OTTI recognized in the income statement.  The OTTI is separated into (a) the amount of the total OTTI related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total OTTI related to all other factors.  The amount of the total OTTI related to the credit loss is recognized in earnings.  The amount of the total OTTI related to all other factors is recognized in accumulated other comprehensive income.

Management evaluates securities for other-than-temporary impairment on a quarterly basis.

(d)           Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank, the Bank is required by law to hold a certain amount of Federal Home Loan Bank stock. The stock is a nonmarketable equity security and, accordingly, is recorded at cost.

(e)           Loan Sales and Syndications

From time to time, the Company sells whole loans (principally commercial mortgage and residential mortgage loans) and loan participation interests (principally portions of multi-family, commercial mortgage and construction loans). Sales are generally made on a servicing-retained basis, except for certain sales of whole commercial mortgage loans for which servicing is released to the purchaser. These transactions are accounted for as sales based on application of the criteria set forth in FASB-issued guidance. These criteria provide that the Company, as transferor, must surrender control over the transferred assets (i.e., the loans sold) in order to record a sale. The criteria specify that (i) the transferred assets have been isolated from the transferor (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership); (ii) each transferee has the right to pledge or exchange the assets it received; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase the assets or an ability to unilaterally cause the holder to return specific assets. For sales of loan participation interests, FASB-issued guidance specifies that the criteria are met if the purchaser has the right to pledge or exchange its participation interests after obtaining the Company’s permission to do so (which permission shall not be unreasonably withheld). All of the Company’s whole loan and loan participation transactions have met the required criteria and, accordingly, have been accounted for as sales. The principal effects of sales accounting are the de-recognition of the whole loans and loan participation interests sold, and the recognition of a gain or loss on sale.

Gains and losses on sales of whole loans and loan participation interests are recognized when the sales proceeds are received, and are measured in accordance with FASB-issued guidance. The cost basis of the loan sold is allocated, based on relative fair values, between the loan sold and the servicing right retained which is included in other assets. All but a minor portion of the Company’s loan sales have been made on a non-recourse basis. Recourse obligations, if any, are determined based on an estimate of probable credit losses over the term of the loans. Servicing assets and recourse liabilities on loan sales through September 30, 2010 have had an immaterial effect on the Company’s financial position and results of operations. Loan servicing income is reported in non-interest income.

The Company also engages in loan syndication transactions, which are not transfers of financial assets.  A syndication of a loan is distinguished from a loan participation in that, in a syndication, the other lenders are identified prior to loan closing and are committed to fund a portion of the total loan at closing. In a loan participation, however, the other participants purchase a portion of the total loan from the lead lender after the lead lender has closed and funded the entire loan. As the enterprise managing loan syndications, the Company receives loan syndication fees from the borrower and accounts for these fees in accordance with FASB-issued guidance. Accordingly, syndication fees are recognized in income when the syndication is complete if the yield on the portion of the loan retained by the Company is at least equal to the average yield earned by the other lenders in the syndication. The Company does not assume any recourse obligations on its loan syndications, as each lender’s credit risk is based on its own portion of the loan.

 (f)           Loans Receivable, Net

Loans receivable are stated at unpaid principal balances adjusted for net deferred loan origination fees and the allowance for loan losses. Loan origination fees, net of certain loan origination costs, are deferred and subsequently recognized in interest income as a yield adjustment using the level-yield method over the contractual life of the loan. When loans are prepaid prior to contractual maturity, any remaining deferred amounts are recognized in interest income. Prepayment penalties are also recognized in interest income, at the time of receipt, when the borrower does not refinance with the Company or when the terms (including effective yield) of a refinanced loan are at least as favorable as the terms of comparable loans to other borrowers of similar creditworthiness.

Interest is accrued monthly on the outstanding balance of mortgages and other loans unless management considers collection to be doubtful.  Loans are generally placed on non-accrual status when principal or interest payments are in arrears 90 days or more or when other factors indicate that the collection of these amounts is doubtful.  When loans are placed on non-accrual status, interest previously accrued but not received is reversed and charged against current income.  Income on non-accrual loans is subsequently recognized only to the extent cash is received and full collectability of principal is anticipated.

(g)           Allowance for Loan Losses

The allowance for loan losses is established through provisions for losses charged to earnings. Losses on loans (including impaired loans) are charged to the allowance for loan losses when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

Loans are charged-off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis. Initial write-downs on foreclosed assets are also charged-off against the allowance for loan losses.

Factors considered in management’s periodic evaluation of the adequacy of the allowance for loan losses include the Company’s historical loss experience, current economic conditions, delinquency statistics, geographic concentrations, the financial strength of the borrower, the estimated value of underlying collateral and the results of internal and external loan reviews. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

The Company considers a loan to be impaired when, based upon current information and events, it is probable that it will be unable to collect all principal and interest contractually due. The Company applies these criteria primarily to its commercial, multi-family and construction loans on at least a quarterly basis. Impairment is measured as the excess of the loan balance over (i) the present value of the loan’s expected future cash flows (including principal and interest) discounted at the loan’s effective interest rate or (ii) the fair value of the underlying collateral if the loan is collateral dependent. These impairments are specific allocations within the allowance for loan losses. Impairment criteria generally do not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, such as the Company’s one-to-four family mortgage loans. These collective evaluations result in general allocations within the allowance for loan losses that are determined by applying loss factors to the loan balances in the various portfolio categories. These loss factors are determined by management in consideration of the degree of credit risk involved in each portfolio category, historical loss experience, current economic conditions, delinquency statistics and geographic concentrations.

(h)           Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is provided on a straight-line basis over the estimated useful lives of the related assets, which are 50 years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is recognized on a straight-line basis over the shorter of the terms of the related leases or the estimated useful lives of the assets, resulting in amortization periods ranging from 12 to 15 years.

(i)           Bank-Owned and Split-Dollar Life Insurance

The Bank owns life insurance policies on the lives of certain of its officers. The cash surrender value of the policies is recorded as an asset and the change in that value is recorded as non-interest income. Death benefit proceeds received in excess of a policy’s cash surrender value are recognized in income upon receipt. Cash surrender values totaling $9.9 million and $9.5 million are reflected in the consolidated statements of financial condition as of September 30, 2010 and 2009, respectively. There are no policy loans offset against the cash surrender values or restrictions on the use of the proceeds.

The Bank has also entered into agreements with certain of its officers with respect to split-dollar life insurance policies owned by the officer. The Bank pays the policy premiums and holds an assignment of policy proceeds payable at death sufficient to repay all premiums. The amount by which any death benefits exceeds the premiums paid by the Bank will be paid to the beneficiary or beneficiaries designated by the Bank officer. Aggregate premiums paid by the Bank of $0.6 million are included in other assets in the consolidated statements of financial condition as of September 30, 2010 and 2009, respectively.

(j)	Income Taxes

Using the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

The Company follows FASB guidance which provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB ASC 740. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result of the Company’s evaluation of the FASB-issued guidance, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended September 30, 2010.  Our policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Operations.  The Company recognized no interest and penalties during the fiscal year ended September 30, 2010.  The tax years subject to examination by the taxing authorities are the years ended September 30, 2008, 2007 and 2006.  On December 22, 2009, the New York City Department of Finance commenced an audit for the 2008, 2007 and 2006 fiscal year ends and concluded that no adjustment is necessary pursuant to the audit.

(k)	Comprehensive Income

Comprehensive income consists of net income, the change in net unrealized appreciation or depreciation in the fair value of securities available-for-sale, net of taxes, and the non-credit related unrealized losses of other-than-temporarily impaired held-to-maturity securities, net of taxes.

(l)	Employee Stock Ownership Plan (“ESOP”)

Compensation expense is recognized for the ESOP equal to the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value at that time and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released for allocation is deducted from stockholders’ equity.

(m)           Stock Compensation Plans

The Company follows FASB ASC 718-10 for equity instruments awarded under the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan which became effective on April 11, 2006.  Under FASB-issued guidance, the Company measures the cost of employee services received in exchange for any award of equity instruments based on the grant-date fair value of the award and recognizes that cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments.

(n)           Advertising

The company expenses advertising and marketing costs as incurred.  For the fiscal year ended September 30, 2010, these costs were $0.1 million compared to $0.1 million for the year ended September 30, 2009.

(o)           Earnings Per Share (“EPS”)

Basic EPS is based on the weighted average number of common shares actually outstanding, and is adjusted for ESOP shares not yet committed to be released, unvested restricted stock awards and deferred compensation obligations required to be settled in shares of Company stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as unvested restricted stock awards and outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock awards and options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the year ended September 30, 2010 includes incremental shares related to unvested restricted stock awards of which there were none in 2010.  At September 30, 2010, there were no incremental shares related to outstanding stock options. The calculation of diluted EPS for the year ended September 30, 2009 includes incremental shares related to unvested restricted stock awards of 4,891.  At September 30, 2009, there were no incremental shares related to outstanding stock options. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding.

(p)           Segment Information

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which this financial information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company’s only operating segment for financial reporting purposes.

(q)           Concentration of Risk

Financial instruments which potentially subject the Company and its subsidiaries to concentrations of credit risk consist of cash and cash equivalents, loans receivable and mortgage-backed securities. Cash and cash equivalents include deposits placed in other financial institutions. At September 30, 2010, the Company had $9.6 million and $3.0 million on deposit with the Federal Home Loan Bank of New York and Federal Reserve Bank of New York, respectively. Securities include concentrations of investments in mortgage-backed securities and to a lesser extent in U.S. Government agency securities and mutual funds.  The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New York. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the state. Additionally, the Bank’s lending policies limit the amount of credit extended to any single borrower and their related interests thereby limiting the concentration of credit risk to any single borrower.

(r)           Interest Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to originate or purchase loans for its portfolio and invest in securities. Taken together, these activities present interest rate risk to the Company’s earnings and capital that generally arise from differences between the timing of rate changes and the timing of cash flows (re-pricing risk); from changing rate relationships among yield curves that affect bank activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest-rate-related options embedded in bank products (option risk).

In particular, interest rate risk within the Bank’s balance sheet results from the generally shorter duration of its interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising rate environment, liabilities will re-price faster than assets. As a result, the Bank’s cost of interest-bearing liabilities will increase faster than its yield on interest-earning assets, thereby reducing the Bank’s net interest rate spread and net interest margin and adversely impacting net income. A similar result occurs when the interest rate yield curve “flattens”; that is, when increases in shorter term market interest rates outpace the change in longer term market interest rates or when decreases in longer term interest rates outpace the change in shorter term interest rates. In both cases, the re-pricing characteristics of the Bank’s assets and liabilities result in a decrease in the Bank’s net interest rate spread and net interest margin.

Conversely, an overall reduction in market interest rates, or a “steepening” of the yield curve, generally enhances the Bank’s net interest rate spread and net interest margin which, in turn, enhances net income. However, the positive effect on earnings from movements in interest rates may be diminished as the pace of borrower refinancing increases resulting in the Company’s higher yielding loans and mortgage-backed securities being replaced with lower yielding assets at an accelerated rate.

For these reasons, management regularly monitors the maturity and re-pricing structure of the Bank’s assets and liabilities throughout a variety of interest rate scenarios in order to measure and manage its level of interest-rate risk in relation to the goals and objectives of its strategic business plan.

(3)	Management’s Plans

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $38.9 million in 2010. This was largely due to a significant increase in the provision for loan losses from $8.5 million in 2009 to $42.7 million in 2010, as well as an $11.6 million net loss on other-than-temporary impairment recognized in earnings in 2010 compared to $2.9 million in 2009.

The Company and the Bank are subject to enforcement actions and other requirements imposed by federal banking regulators. The Bank is subject to a Cease and Desist Order (the “Bank Order”) issued by the OTS on March 31, 2011 that requires the Bank, among other things, to implement an updated business plan to improve the Bank’s core earnings, reduce expenses, maintain an appropriate level of liquidity and achieve profitability. Bank Order also requires the Bank to achieve and maintain a Tier 1 Capital Ratio equal to or greater than 10% and a Total Risk-Based Capital Ratio equal to or greater than 15%, after the funding of its allowance for loan and lease losses, by April 30, 2011. As of April 30, 2011, the Bank’s capital ratios were as follows (unaudited):

	Ratio Required by Bank Order	Actual at April 30, 2011
Total Risk-Based Capital Ratio	15.0%	14.3%
Tier 1 Capital Ratio	10.0%	9.5%

In accordance with the Order, the Bank has submitted a contingency plan to OTS detailing proposed actions to be taken to achieve either a merger by another federally insured depository institution or voluntary dissolution by filing an appropriate application with the OTS. Upon written notice from the Regional Director of OTS, the Bank shall implement and adhere to the contingency plan immediately. As the holding companies of the Bank, the Company and BFS Bancorp, MHC also are subject to a separate but related Cease and Desist Order issued by the OTS on the same date as the Bank’s Order, which requires, among other terms, that the Company and BFS Bancorp, MHC ensure the Bank’s compliance with the terms of the Bank Order.

The Bank experienced a significant increase in 2010 in non-performing loans to $71.9 million at September 30, 2010, or 18.5% of total loans, from $22.1 million at September 30, 2009, or 5.1% of total loans. The Bank has agreed to not originate any commercial real estate, construction or multi-family loans without prior OTS approval. This restricts the Bank’s efforts to increase its core earnings.

From 2010 through 2011, the Company and Bank recruited new senior executive leadership to consider and pursue strategies focused towards continuing as a going concern. Imposition of additional enforcement actions could damage our reputation and have a material adverse effect on our business. Ultimately, if the OTS determines that the Bank’s situation is unacceptable, it could activate the contingency plan, which would require a merger into another federally insured depository institution or voluntary dissolution.

Our plan to address the above-mentioned matters includes the following:
●
Pursue all available strategies to capitalize the Bank to the levels required by the Bank Order, including but not limited to the sale of certain assets, all or a portion of the Bank, or seeking a complementary partner in a merger of equals or where the Bank is acquired;

●	Continue to reduce non-performing assets and our overall credit exposure; and
●	Pursue all available strategies to improve the Bank’s core earnings, reduce expenses, and increase profitability.

There can be no assurance that the actions referred to above will successfully resolve all of the concerns of the federal banking regulatory authorities. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(4)	Securities

Investments in securities available-for-sale held-to-maturity at September 30, 2010 and 2009 are summarized as follows:

	2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities - residential:
Government agency	$16,522	$217	$(2)	$16,737
Government-sponsored enterprises	24,440	464	(15)	24,889
Private issuers	22,055	680	(1,383)	21,352
Government debentures	2,990	39	-	3,029
Mutual funds	3,079	21	-	3,100
Total securities available-for-sale	$69,086	$1,421	$(1,400)	$69,107

	2009
	Amortized cost	Carrying Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Securities available-for-sale:
Mutual funds	$3,289	$3,289	$16	$-	$3,305

	Amortized cost	Carrying Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities held-to-maturity:
Mortgage-backed securities - residential:
Government agency	$125	$125	$3	$(5)	$123
Government-sponsored enterprises	20,474	20,474	391	(2)	20,863
Private issuers	51,630	45,602	259	(7,513)	38,348
Total securities held-to-maturity	$72,229	$66,201	$653	$(7,520)	$59,334

All of the Company’s mortgage-backed securities were acquired by purchase (none resulted from retained interests in loans sold or securitized by the Company). Mortgage-backed securities issued by government-sponsored enterprises at September 30, 2010 consist of (i) Freddie Mac securities with an amortized cost of $6.9 million (compared to $12.2 million at September 30, 2009) and an estimated fair value of $7.2 million (compared to $12.5 million at September 30, 2009), (ii) Fannie Mae securities with an amortized cost of $17.5 million (compared to $8.2 million at September 30, 2009) and an estimated fair value of $17.7 million (compared to $8.3 million at September 30, 2009). Mortgage-backed securities issued by government agencies at September 30, 2010 consist of Ginnie Mae securities with an amortized cost of $16.5 million (compared to $0.1 million at September 30, 2009) and an estimated fair value of $16.7 million (compared to $0.1 million at September 30, 2009). These are the only securities of individual issuers held by the Company with an aggregate book value exceeding 10% of the Company’s equity at September 30, 2010.

During the fiscal year ended September 30, 2010, the Company changed its intention regarding its mortgage-backed securities that were previously classified as held-to-maturity, due to the increased capital required to be held against these securities.  Based upon the change in intent, all of the Company’s held-to-maturity securities were transferred to available-for-sale.  The held-to-maturity securities transferred to available-for-sale were carried at an amortized cost of approximately $61.3 million (after previously recognized other-than-temporary-impairment  charges) and a fair value of $60.4 million on the date of transfer, with the net unrealized loss recorded in accumulated other comprehensive loss.  The Company sold 14 of these securities during the year with no material additional loss or gain.

Total pre-tax other-than-temporary impairment (“OTTI”) for the year ended September 30, 2010 was $11.6 million which was recognized in earnings. OTTI is a non-cash charge and not necessarily an indicator of a permanent decline in value. Of this amount $11.4 million was related to credit loss and was attributable to private issued mortgage-backed securities.  The remaining charge of $0.2 million relates to our investment in a mutual fund with a book value of $2.6 million that invests primarily in agency and private label mortgage-backed securities.  The Bank’s investment in a mutual fund that invests primarily in agency and private label mortgage backed securities has been steadily losing value, which has caused a corresponding decrease in the fund’s net asset value.  In addition, the fund implemented a temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $2.6 million investment in this asset. This prohibition was lifted on October 1, 2010.

The Company sold $9.9 million of securities, realizing gross gains of $0.2 million and gross losses of $0.1 million, during the year ended September 30, 2010. There were no sales of securities during the year ended September 30, 2009.

At September 30, 2010, the Bank pledged securities of $28.5 million in amortized cost, with an estimated fair value of $29.1 million, as collateral for advances from the Federal Home Loan Bank.

The following table summarizes debt securities available-for-sale at estimated fair value by contractual final maturity as of September 30, 2010.  Actual maturities will differ from contractual final maturity due to scheduled monthly payments and due to borrowers having the right to prepay obligations with or without prepayment penalty.

	Amortized	Estimated
	cost	fair value
	(In thousands)
Mortgage-backed securities and government debentures:
Over one year through five years	$143	$147
Over five years through ten years	19,471	20,066
More than ten years	46,393	45,794
Total debt securities available-for-sale	$66,007	$66,007

The following table summarizes securities at September 30, 2010 and 2009 with gross unrealized losses, segregated by the length of time the securities had been in a continuous loss position:

			As of September 30, 2010
	Less than 12 months		12 months or more		Total
	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
	(In thousands)

Government agency	$73	$(2)	$-	$-	$73	$(2)
Government-sponsored enterprises	2,899	(15)	-	-	2,899	(15)
Private issuers	-	-	5,316	(1,383)	5,316	(1,383)

Total temporarily impaired securities	$2,972	$(17)	$5,316	$(1,383)	$8,288	$(1,400)

			As of September 30, 2009
	Less than 12 months		12 months or more		Total
	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
	(In thousands)

Government agency	$-	$-	$104	$(5)	$104	$(5)
Government-sponsored enterprises	450	(1)	39	(1)	489	(2)
Private issuers	7,493	(152)	22,418	(7,361)	29,911	(7,513)

Total temporarily impaired securities	$7,943	$(153)	$22,561	$(7,367)	$30,504	$(7,520)

In April 2009, the FASB amended the OTTI model for debt securities.  The impairment model for equity securities was not affected.  Under the new guidance, an OTTI loss must be fully recognized in earnings if an investor has the intent to sell the debt security or if it is more likely than not that the investor will be required to sell the debt security before recovery of its amortized cost basis.  However, even if an investor does not expect to sell a debt security, it must evaluate the expected cash flows to be received and determine if a credit loss has occurred.  In the event of OTTI, only the amount of impairment associated with the credit loss is recognized in earnings.  Amounts relating to factors other than credit losses are recorded in accumulated other comprehensive loss (“AOCL”). The guidance also requires additional disclosures regarding the calculation of credit losses as well as factors considered in reaching a conclusion that an investment is not other-than-temporarily impaired.  The Company adopted the new guidance effective April 1, 2009.

Securities in unrealized loss positions are analyzed as part of the Company’s ongoing assessment of OTTI.  When the Company intends to sell or is required to sell securities, the Company recognizes an impairment loss equal to the full difference between the amortized cost basis and fair value of those securities.  When the Company does not intend to sell or is required to sell equity or debt securities in an unrealized loss position, potential OTTI is considered based on a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, the geographic area or financial condition of the issuer or the underlying collateral of a security; the payment structure of the security; changes to the rating of the security by a rating agency; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date.  For debt securities, the Company estimates cash flows over the remaining lives of the underlying collateral to assess whether credit losses exist and determine if any adverse changes in cash flows have occurred.  The Company’s cash flow estimates take into account expectations of relevant market and economic data as of the end of the reporting period.  As of September 30, 2010, the Company does not intend to sell the securities with an unrealized loss position in AOCL, and it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis.  The Company believes that the securities with an unrealized loss in AOCL are not other-than-temporarily impaired as of September 30, 2010.

U.S. Government Agency and Government Sponsored Enterprise Mortgage-backed Securities

The carrying value of the Company’s U.S. Government Agency and Government Sponsored mortgage-backed securities totaled $41.6 million at September 30, 2010 and comprised 60.2% of total available-for-sale investments and 8.7% of total assets as of that date. At September 30, 2010, there were three securities of this type in a unrealized loss position for less than 12 months. This category of securities generally includes mortgage pass-through securities and collateralized mortgage obligations issued by U.S. government  agencies, such as Ginnie Mae which guarantees the contractual cash flows associated with those securities and  U.S. government-sponsored entities such as Fannie Mae and Freddie Mac that carried the implicit guarantee of the U.S. government to guarantee the contractual cash flows associated with those securities. Those guarantees were strengthened during the 2008-2009 financial crisis during which time Fannie Mae and Freddie Mac were placed into receivership by the federal government. Through those actions, the U.S. government effectively reinforced the guarantees of those agencies, thereby assuring the creditworthiness of the mortgage-backed securities issued by those agencies.

With credit risk being reduced to negligible levels due to the U.S. government’s support of these agencies, the unrealized losses on the Company’s investment in U.S. Government Agency mortgage-backed securities are due largely to the combined effects of several market-related factors. First, movements in market interest rates significantly impact the average lives of mortgage-backed securities by influencing the rate of principal prepayment attributable to refinancing activity. Changes in the expected average lives of these securities significantly impact their fair values due to the extension or contraction of the cash flows that an investor expects to receive over the life of the security.

Historically, lower market interest rates generally prompt greater refinancing activity thereby shortening the average lives of mortgage-backed securities and vice-versa. However, prepayment rates are also influenced by fluctuating real estate values and the overall availability of credit in the marketplace which significantly impacts the ability of borrowers to refinance. The deteriorating real estate market values and reduced availability of credit that has characterized the residential real estate marketplace over the past two years has significantly slowed both real estate purchase and refinancing activities. Consequently, prepayment rates on mortgage-backed securities have generally slowed thereby extending their average lives.

The market price of mortgage-backed securities, being the key measure of the fair value to an investor in those securities, is also influenced by the overall supply and demand for those securities in the marketplace. Absent other factors, an increase in the demand for, or a decrease in the supply of a security increases its price. Conversely, a decrease in the demand for, or an increase in the supply of a security decreases its price.

In sum, the factors influencing the fair value of the Company’s U.S. Government Agency mortgage-backed securities, as described above, generally result from movements in market interest rates and changing real estate and financial market conditions which affect the supply and demand for those securities. Inasmuch as market conditions fluctuate over time, the impairments of value arising from these changing market conditions are both “noncredit-related” and “temporary” in nature.

Finally, the Company purchased these securities at either discounts or nominal premiums relative to their par amounts. Accordingly, the Company expects that the securities will not be settled for a price less than their amortized cost.

In light of the factors noted above, the Company does not consider its U.S. Government Agency mortgage-backed securities with unrealized losses at September 30, 2010 to be “other-than-temporarily” impaired as of that date.

Private Issuer Mortgage-backed Securities

The carrying value of the Company’s private issuer mortgage-backed securities totaled $21.4 million at September 30, 2010 and 30.9% of total available-for-sale investments and 4.5% of total assets as of that date.  At September 30, 2010, there were seven securities of this type in an unrealized loss position for 12 months or longer.

Unlike agency mortgage-backed securities, private issuer collateralized mortgage obligations are not explicitly guaranteed by a U.S. government sponsored entity. Rather, these securities generally utilize the structure of the larger investment vehicle to reallocate credit risk among the individual tranches comprised within that vehicle. Through this process, investors in different tranches are subject to varying degrees of risk that the cash flows of their tranche will be adversely impacted by borrowers defaulting on the underlying mortgage loans. The creditworthiness of certain tranches may also be further enhanced by additional credit insurance protection embedded within the terms of the total investment vehicle.

The Company monitors the general level of credit risk for each of its private issuer mortgage-backed securities based upon the ratings assigned to its specific tranches by one or more credit rating agencies. The level of these ratings, and changes thereto, is one of several factors considered by the Company in identifying those securities that may be other-than-temporarily impaired. For example, all impaired private issuer mortgage-backed securities that are rated below investment grade are reviewed individually to determine if the impairment is other-than temporary.

Additional factors considered by the Company in identifying its other-than-temporarily impaired securities include, but are not limited to, the severity and duration of the impairment, the payment performance of the underlying mortgage loans and trends relating thereto, the original terms of the underlying loans regarding credit quality (ex. Prime, Alt-A), the geographic distribution of the real estate collateral supporting those loans and any current or anticipated declines in associated collateral values, as well as the degree of protection against credit losses afforded to the Company’s security through the structural characteristics of the larger investment vehicle as noted above. Based upon these additional factors, the impairment of certain investment grade securities may also be reviewed for other-than-temporary impairment.

Securities determined to be potentially other-than-temporarily impaired are individually analyzed to determine the “credit-related” and “noncredit-related” portions of the impairment. As noted earlier, a credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on an other-than-temporarily impaired security fall below its amortized cost. Projected cash flows for the Company’s private issuer mortgage-backed securities are modeled using an automated securities analytics system that is commonly used by institutional investors and the broker/dealer community. The system generates an individual tranche’s projected cash flows based upon several input assumptions regarding the payment performance of the mortgage loans underlying the larger investment vehicle of which the Company’s tranche is a part. These assumptions include, but may not be limited to, loan prepayment rates, loan default rates, and the severity of actual losses on defaulting loans. The Company generally bases the input values for these assumptions on historical data reported by the analytics system. The Company then calculates the present value of those cash flows based upon the appropriate discount rate required by the applicable accounting guidance.

The impairments of those securities whose cash flows, when present valued, fall below the Company’s carrying value due to expected principal losses are identified as other-than-temporary. The amount by which the present value of the expected cash flows falls below the Company’s carrying value of the security is identified as the credit-related portion of the other-than-temporary impairment. The remaining portion, where applicable, is identified as noncredit-related, other-than-temporary impairment.

The impairments of those individually analyzed securities whose cash flows, when present valued, exceed the Company’s carrying value or otherwise reflect no expected principal losses, are generally identified as temporary. Similarly, the impairments associated with those securities that have generally retained their investment-grade credit rating and whose additional factors, as noted above, are not characterized by potentially adverse attributes, are also generally identified as temporary. In these cases, the Company attributes the unrealized losses to the same fluctuating market-related factors as those affecting agency mortgage-backed securities, noting, in particular, the comparatively greater temporary adverse effect on fair value arising from the general illiquidity of private issuer, investment grade mortgage-backed securities in the marketplace compared to agency-guaranteed mortgage-backed securities. In light of these factors, the related impairments are defined as “temporary”.

The classification of impairment as “temporary” is further reinforced by the fact that as of September 30, 2010 the Company has not decided to sell the securities. Additionally, the Company has concluded that the possibility of being required to sell the securities prior to their anticipated recovery is unlikely.

The following tables present a roll-forward of the credit loss component of OTTI on private issuer mortgage-backed securities for which a non-credit component of OTTI was recognized in other comprehensive loss for the years ended September 30, 2010 and 2009.  OTTI recognized in earnings after that date for credit-impaired debt securities is presented as additions in two components, based upon whether the current period is the first time a debt security was credit-impaired (initial credit impairment) or is not the first time a debt security was credit impaired (subsequent credit impairment).  Changes in the credit loss component of credit-impaired debt securities were as follows:

For the year ended September 30, 2010	Total Other- Than- Temporary Impairment Loss	Other-Than- Temporary Impairment Credit Losses recorded in Earnings	Other-Than- Temporary Impairment Credit Losses recorded in Other Comprehensive Income
	(in thousands)
Beginning balance as of September 30, 2009	$8,085	$2,024	$6,061
Add: Initial other-than-temporary credit losses	4,955	4,179	776
Additional other-than-temporary credit losses	400	7,237	(6,837)
Ending balance as of September 30, 2010	$13,440	$13,440	$-

For the year ended September 30, 2009	Total Other- Than- Temporary Impairment Loss	Other-Than- Temporary Impairment Credit Losses recorded in Earnings	Other-Than- Temporary Impairment Credit Losses recorded in Other Comprehensive Income
	(in thousands)
Beginning balance as of September 30, 2008	$-	$-	$-
Add: Initial other-than-temporary credit losses	8,085	2,024	6,061
Additional other-than-temporary credit losses	-	-	-
Ending balance as of September 30, 2009	$8,085	$2,024	$6,061

(5)	Loans, Sales and Syndications

The following is a summary, by type of loans, of the principal balances of whole loans and loan participation interests sold during the years ended September 30, 2010 and 2009.

	2010	2009
	(In thousands)
Mortgage loans:
Multi-family	$7,100	$2,183
Commercial	-	1,474
Construction	1,541	3,903
One- to four-family	7,215	7,877
Total	$15,856	$15,437

The portion of loans retained by the Bank on sales of participation interests during the years ended September 30, 2010 and 2009 were $8.3 million and $34.5 million, respectively.

In loan participation transactions, the Bank originates the full loan amount and subsequently identifies participants that purchase participation interests from the Bank. This differs from loan syndication transactions where, prior to closing the loan, the Bank identifies other lenders who agree to fund a portion of the total loan at closing. The Bank records its share of the loan syndication as a loan receivable. The amounts funded by other lenders are not reflected as loan originations and sales in the Bank’s consolidated financial statements.

The following is a summary of loan syndication transactions completed during the years ended September 30, 2010 and 2009:

	2010	2009
	(In thousands)

Total loan amounts	$73,072	$102,201
Less portion funded by other lenders	41,389	59,357
Loans receivable recorded by the Bank	$31,683	$42,844

The unpaid principal balances of whole loans and loan participation interests sold by the Bank and serviced for others at September 30, 2010 and 2009 are summarized as follows:

	2010	2009
	(In thousands)
Mortgage loans:
Multi-family	$18,775	$45,012
Commercial	20,685	17,268
Construction	2,599	14,788
One- to four-family	19,180	14,573
Total	$61,239	$91,641

In addition, the Bank serviced syndicated loan balances owned by other lenders totaling $136.1 million and $202.6 million at September 30, 2010 and 2009, respectively.  At September 30, 2010 and 2009, the Bank serviced one- to four-family loans involving limited recourse of $14.2 million and $11.3 million, respectively.

(6)	Loans Receivable, Net

The components of the loan portfolio are summarized as follows:

	2010	2009
	(In thousands)
Mortgage loans:
One- to four-family	$73,457	$77,064
Multi-family	65,209	92,399
Commercial	119,727	143,239
Construction	95,824	73,314
Land	34,084	45,027
	388,301	431,043
Consumer and other loans:
Personal loans	331	605
Loans secured by deposit accounts	118	79
	449	684
Total loans receivable	388,750	431,727

Unearned Discounts	-	(87)
Deferred net loan origination fees	(967)	(1,205)
Allowance for loan losses	(17,941)	(10,750)
Total loans receivable, net	$369,842	$419,685

At September 30, 2010 the Bank pledged $36.4 million in mortgage loans as collateral for borrowings from the Federal Home Loan Bank.

The Company’s loan portfolio consists primarily of residential and commercial real estate mortgage loans secured by properties located in the Company’s primary market area of New York, Kings, Nassau and Suffolk Counties of New York. The ability of the Company’s borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company’s concentrated lending area. Commercial real estate and construction loans are considered by management to be of somewhat greater credit risk than loans to fund the purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate.

The principal balance of non-accrual loans, net of specific allowances, were as follows:

	2010	2009
	(In thousands)

Mortgage Loans:
One- to four-family residential mortgage loans	$-	$-
Multi-family loans	23,956	902
Commercial real estate loans	34,908	15,623
Construction Loans	7,890	4,722
Land	5,103	832
Total non-accrual loans	$71,857	$22,079

 The Company’s total recorded investment in impaired loans, as defined by FASB ASC 310-40, was $125.0 million and $32.4 million at September 30, 2010 and September 30, 2009, respectively. All of these loans were collateral-dependent loans based on the fair value of the collateral. The Company determines the need for an allowance for loan impairment under FASB-issued guidance on a loan-by-loan basis. An impairment allowance of $1.1 million was required at September 30, 2010 due to the inadequacy of collateral values on $5.9 million in impaired loans. $119.1 million did not require an impairment allowance at September 30, 2010.  Interest income on impaired loans was $0.6 million for the period of impairment. An impairment allowance of $5.1 million was required at September 30, 2009 due to the inadequacy of collateral values on $23.0 million in impaired loans. $9.4 million did not require an impairment allowance at September 30, 2009. Interest income on impaired loans was $38,000 for the period of impairment.  The Company’s average recorded investment in impaired loans was $77.7 million during the year ended September 30, 2010 and $4.8 million during the year ended September 30, 2009.

Activity in the allowance for loan losses for each of the years in the two-year period ended September 30, 2010 is summarized below. There were no recoveries during these years.

	2010	2009
	(In thousands)

Balance, beginning of year	$10,750	$2,205
Charge-offs	35,491	-
Provision for loan losses	42,682	8,545
Balance, end of year	$17,941	$10,750

(7)	Premises and Equipment

Premises and equipment at September 30, 2010 and 2009 is summarized as follows:

	2010	2009

Land	$115	$115
Buildings and improvements	1,642	1,635
Leasehold improvements	2,292	2,279
Furnishings and equipment	782	1,579
Construction in progress	-	-
	$4,831	$5,608

Less accumulated depreciation	3,009	3,578
	$1,822	$2,030

The Company wrote off $1.0 million of fully depreciated assets during the year ended September 30, 2010. Depreciation expense was $0.4 million for the years ended September 30, 2010 and 2009.

(8)	Accrued Interest Receivable

Accrued interest receivable at September 30, 2010 and 2009 is summarized as follows:

	2010	2009
	(In thousands)

First mortgage and other loans	$1,847	$2,495
Mortgage-backed securities	203	287
Other securities and interest-earning assets	11	17
	$2,061	$2,799

(9)	Deposits

Scheduled maturities of certificates of deposit at September 30, 2010 and 2009 are summarized as follows:

	2010		2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Within one year	$149,219	59.08%	$190,800	76.07%
After one but within two years	42,017	16.64%	27,342	10.90%
After two but within three years	20,355	8.06%	7,336	2.93%
After three but within four years	14,858	5.88%	10,656	4.25%
After four years	26,124	10.34%	14,677	5.85%
	$252,573	100.00%	$250,811	100.00%

The aggregate amount of certificates of deposit with balances equal to or greater than $100,000 was $86.1 million and $76.9 million at September 30, 2010 and 2009, respectively.  In prior years, the FDIC generally insured deposit amounts up to $100,000, as defined in the applicable regulations.  The maximum deposit insurance amount has since been permanently increased from $100,000 to $250,000.

(10)	Borrowings

The Bank’s borrowings at September 30, 2010 and 2009 consist of Federal Home Loan Bank advances with interest rates and maturity dates as summarized below.  None of these advances are callable by the Federal Home Loan Bank prior to maturity.

As a member of the Federal Home Loan Bank, the Bank may have outstanding Federal Home Loan Bank borrowings of up to approximately $62.4 million and $76.0 million at September 30, 2010 and 2009, respectively, in a combination of term advances and overnight funds. The Bank’s unused Federal Home Loan Bank borrowing capacity was approximately $52.9 million and $48.7 million at September 30, 2010 and 2009, respectively.

Borrowings are secured by the Bank’s investment in Federal Home Loan Bank stock and by a security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged, with a fair value (as defined) at least equal to 120% of outstanding advances, or $12.6 million as of September 30, 2010. The Bank satisfied its collateral requirement at September 30, 2010 and 2009.

At September 30, 2010 the Bank pledged $36.4 million of its mortgage portfolio and $28.5 million in amortized cost of its securities portfolio having a fair market value of $29.1 million.

	2010			2009
	Principal	Rate	Maturity	Principal	Rate	Maturity
	(Dollars in thousands)

	$1,500	0.41%	10/1/2010	$23,000	0.36%	10/1/2009

Short-term	1,500	0.41%		23,000	0.36%

	500	1.64%	7/25/2011	300	4.65%	8/30/2010
	300	4.67%	8/30/2011	500	1.64%	7/25/2011
	500	2.36%	8/20/2012	300	4.67%	8/30/2011
	500	2.27%	8/22/2012	500	2.36%	8/20/2012
	200	4.71%	8/30/2012	500	2.29%	8/22/2012
	1,000	2.14%	3/25/2013	200	4.71%	8/30/2012
	1,000	2.94%	5/14/2013	1,000	2.94%	5/14/2013
	1,000	2.73%	3/24/2014	1,000	3.20%	6/18/2014
	1,000	3.20%	6/18/2014
	1,000	3.02%	10/8/2014
	1,000	3.05%	12/16/2014
	1,000	3.20%	3/24/2015

Long-term	9,000	2.86%		4,300	3.03%
Total	$10,500			$27,300

(11)	Federal, State, and Local Taxes

The Company’s provision (benefit) for income taxes included in the consolidated statements of operations for the years ended September 30, 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
Current tax expense:
Federal	$(10,452)	$3,556
State and local	115	1,320
Total current tax expense	(10,337)	4,876

Deferred tax benefit:
Federal	2,257	(3,136)
State and local	2,694	(1,655)
Total deferred tax benefit	4,951	(4,791)

Total provision for income taxes	$(5,386)	$85

The reconciliation of the Company’s U.S. statutory rate to the Company’s effective tax rate for the years ended September 30, 2010 and 2009 is as follows:

	2010	2009

Statutory Federal income tax rate	34.0%	34.0%
State and local income taxes, net of Federal income tax benefits	9.8%	-16.0%
Bank Owned Life Insurance	0.3%	-8.9%
Valuation Allowance	-32.7%	0.0%
Other	0.8%	-2.9%
Effective tax rate	12.2%	6.2%

The Company files a consolidated Federal income tax return on a September 30 fiscal year basis. The Company also filed New York State franchise tax and New York City financial corporation tax returns on a September 30 fiscal year basis.  The Company’s annual state and city tax liability for each tax year is the greater of a tax based on entire net income, as defined, taxable assets or an alternative tax based on a specified formula. Further, the Company is subject to a metropolitan transportation business tax surcharge based upon New York State tax liability.

The Company has no uncertain tax positions.  The Company and its subsidiaries are subject to U.S. Federal, New York State and New York City income taxation.  The Company is no longer subject to examination by taxing authorities for years before September 30, 2007.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$7,791	$4,734
Supplemental retirement plan	364	278
Employee benefits	21	165
Stock-based incentive plan	697	819
Other than temporary impairment	1,023	1,806
Net unrealized loss on securities	-	2,485
Non-accrual interest	2,405	325
Net operating loss carryforward	3,205	-
Depreciation	812	758
Other	169	28
Total deferred tax assets	16,487	11,398

Deferred tax liabilities:
Deferred loan costs	(258)	(291)
Deferred REIT income	(377)	(1,650)
Net unrealized gain on securities	(9)	-
Net loan servicing liabilities	-	(10)
Total deferred tax liabilities	(644)	(1,951)

Valuation Allowance	(14,508)	-

Net deferred tax assets (included in other assets)	$1,335	$9,447

The Company‘s   ability to utilize the deferred tax asset generated by the allowance for loan losses, as well as other deferred tax assets, depends on its ability to generate sufficient taxable income and its ability to recover taxes paid in prior years through statutory loss carryback provisions.  Since the Company cannot demonstrate the ability to generate sufficient taxable income in the near future, a valuation allowance against the net deferred tax assets of $14.5 million was established at September 30, 2010. The remaining deferred tax asset of $1.3 million represents refunds recordable from the anticipated carryback of tax losses generated in the fiscal year ended September 30, 2011. If tax losses are not generated in an amount sufficient to recover this balance in full, any remaining deferred tax balance will be written off through income tax expense as of September 30, 2011. No valuation allowance was required at September 30, 2009.

The future recognition of the Company’s net deferred tax asset is highly dependent upon the Company’s ability to generate sufficient taxable income. A valuation allowance is required to be maintained for any deferred tax assets that we estimate are more likely than not to be unrealizable, based on available evidence at the time the estimate is made. In assessing Company’s need for a valuation allowance, we rely upon estimates of future taxable income. Although we use the best available information to estimate future taxable income, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances influencing our projections. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates, and future taxable income levels. In the event that we were to determine that we would not be able to realize all or a portion of our net deferred tax assets in the future, we would reduce such amounts through a charge to income tax expense in the period in which that determination was made. Conversely, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net carrying amounts, we would decrease the recorded valuation allowance through a decrease in income tax expense in the period in which that determination was made. No assurances can be made that the Company will be able to generate sufficient taxable income in the future to realize the deferred tax asset.

The Company has New York State and New York City net operating losses. These losses can be carried forward for 20 years to offset future taxable income. The amount of the New York State and New York City net operating losses are $34.0 million.  The net operating losses will expire in 2030.

The Company’s base-year tax bad debt reserves totaled $1.6 million for Federal and State tax purposes at September 30, 2010 and 2009. Deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. The base-year reserves are subject to recapture if the Company makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to engage in the business of banking.  The unrecognized deferred tax liabilities with respect to the Company’s base-year reserves totaled approximately $0.8 million at both September 30, 2010 and 2009.

(12)	Defined Contribution Plan and Supplemental Executive Retirement Plan

The Company has a non-contributory defined contribution plan, which covers all employees with a minimum of two years of service who are at least 21 years of age. The Company recorded pension expenses of $205,000 and $275,000 for the years ended September 30, 2010 and 2009, respectively.  Contributions are made annually for each employee based upon a fixed percentage of compensation and were $261,000 and $230,000 for the years ended September 30, 2010 and 2009, respectively.

The Company has also established a Supplemental Executive Retirement Plan, which is a non-qualified plan providing certain executives with supplemental retirement benefits.  The periodic pension expense for the supplemental plan amounted to $260,000 and $851,000 for the years ended September 30, 2010 and 2009, respectively.  The accrued liability on the supplemental plan was $0.8 million and $0.6 million at September 30, 2010 and 2009, respectively, all of which is unfunded.

(13)	Employee Stock Ownership Plan

In connection with the Reorganization and Offering in April 2005, the Company established an ESOP for eligible employees who meet certain age and service requirements.  The ESOP borrowed $3,174,000 from the Company and used the funds to purchase 317,400 shares of common stock as part of the Offering.  The Bank makes a periodic contribution to the ESOP sufficient to satisfy the debt service requirements of the loan, which has a 20-year term and bears interest at the prime rate set on November 1st of each year.  The ESOP uses this contribution and any dividends received by the ESOP on unallocated shares to make the principal and interest payment on the loan.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts.  Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation.  Participants become vested in the allocated shares over a period not to exceed five years.  Any forfeited shares are allocated to other participants in the same proportion as contributions.

ESOP expense was $118,000 and $196,000 for the years ended September 30, 2010 and 2009, respectively.  At September 30, 2010, 14,548 shares have been committed to be released for allocation and 79,350 shares have been allocated.  The cost of ESOP shares that have not yet been allocated to participants or committed to be released for allocation is deducted from stockholders’ equity (223,502 shares with a cost of approximately $2,235,020 and fair value of approximately $402,304 at September 30, 2010).

(14)	Stock-Based Incentive Plan

The Company has a stock-based incentive plan that consists of: stock options and restricted stock awards. At the annual meeting held on April 11, 2006, stockholders of the Company approved the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan. The plan authorizes the award of up to 648,025 shares as stock options and 259,210 shares as restricted stock awards. As of September 30, 2010 there are 61,000 stock options and 20,596 restricted stock rewards available for grant under the plan. The Company adopted FASB-issued guidance upon approval of the Plan, and began to expense the fair value of all options over their vesting periods and began to expense the fair value of all restricted stock grants over the requisite vesting periods.

Employee options and non-employee director options generally vest over a seven-year service period, except in cases where retirement qualifications come into effect, which accelerates the vesting upon granting. Management estimated the fair values relating to all of the fiscal year 2007 option grants using the Black-Sholes option-pricing model. Since there was limited historical information on the volatility of the Company’s stock, management based expectations about future volatility on the average volatilities of similar entities for an appropriate period following their initial public offering. Management estimated the expected life of the options assuming that it must be more than the vesting period, and no greater than the contractual life, ten years, in conjunction with an evaluation of the grantees’ ages and lengths of service. The Treasury yield in effect at the time of the grant provides the risk-free rate for periods within the vesting life of the option. Management recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite vesting and service period of the awards. The weighted-average grant-date fair value of options granted during the year ended September 30, 2007 was $3.57.  There were no options granted during the years ended September 30, 2010 and 2009.

Restricted shares generally vest in full after five years. The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted shares under the Company’s stock-based incentive plan. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite vesting or service period of five years. The weighted-average grant-date fair value of restricted stock awards during the year ended September 30, 2007 was $13.68.  There were no restricted stock awards granted during the years ended September 30, 2010 and 2009.

During the years ended September 30, 2010 and 2009, the Company recorded $225,000 and $313,000 of stock-based incentive compensation expense, comprised of stock option expense of $67,000 and $133,000 and $158,000 and $180,000 of restricted stock expense, respectively.

The following is a summary of the Company’s stock option activity and related information for its option plan for the year ended September 30, 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(In thousands, except per share amounts)

Outstanding at September 30, 2009	621	$13.37
Granted	-	$-
Exercised	-	$-
Forfeited	(34)	$13.44

Outstanding at September 30, 2010	587	$13.37	3.5 years	$-

Exercisable at September 30, 2010	465	$13.35	3.5 years	$-

Upon exercise of vested options, management expects to draw on treasury stock as the source of the shares. As of September 30, 2010, the Company has 594,866 shares of treasury stock.

Expected future compensation expense relating to the 114,529 un-exercisable options outstanding as of September 30, 2010 is approximately $401,265 over a weighted average period of 3.5 years.  As of September 30, 2010, there were 61,000 shares remaining available for future option grants under the plan.

The following is a summary of the status of the Company’s restricted share awards as of September 30, 2010:

	Restricted Shares	Weighted Average Grant Date Fair Value
	(In thousands, except per share amounts)

Non-vested at September 30, 2009	40	$13.50
Granted	-	$-
Vested	(13)	$13.50
Forfeited	(4)	$13.41

Non-vested at September 30, 2010	23	$13.51

During the years ended September 30, 2010 and 2009, the total fair value of restricted shares that vested was $216,000 and $175,000, respectively. Expected future compensation expense relating to the 22,643 non-vested restricted shares at September 30, 2010 is $206,000 over a weighted average period of 1.4 years. As of September 30, 2010, there were 20,596 shares remaining available for future restricted stock grants under the plan.

(15)	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I risk-based capital to risk-weighted assets, and of leverage and tangible capital to adjusted total assets. Management believes, as of September 30, 2010 and 2009, that the Bank met all capital adequacy requirements to which it was subject.

As of September 30, 2010, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. On March 31, 2011, the Bank entered into a cease and desist order issued by the Office of Thrift Supervision, under which, among other things, the Bank has agreed to achieve and maintain a Tier 1 Capital Ratio of at least 10% and a Total Risk-Based Capital Ratio of at least 15% by April 30, 2011. As a result of the cease and desist order, the Bank is no longer considered “well capitalized”. See Note 3 for additional requirements pertaining to the cease and desist order.

The Bank’s actual capital amounts and ratios are also presented in the table:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At September 30, 2010:
Total risk-based capital (to risk weighted assets)	$45,912	10.9%	$33,603	8.0%	$42,004	10.0%
Tier I risk-based capital (to risk weighted assets)	39,094	9.3%	16,802	4.0%	25,202	6.0%
Tangible capital (to tangible assets)	39,094	8.0%	7,289	1.5%	N/A	N/A
Tier I leverage (core) capital (to adjusted tangible assets)	39,094	8.0%	14,577	3.0%	24,295	5.0%

At September 30, 2009:
Total risk-based capital (to risk weighted assets)	$79,779	14.5%	$43,938	8.0%	$54,922	10.0%
Tier I risk-based capital (to risk weighted assets)	71,192	13.0%	21,969	4.0%	32,953	6.0%
Tangible capital (to tangible assets)	71,192	13.8%	7,760	1.5%	N/A	N/A
Tier I leverage (core) capital (to adjusted tangible assets)	71,192	13.8%	15,521	3.0%	25,868	5.0%

The following is a reconciliation of the Bank’s equity under GAAP and its regulatory capital amounts at September 30, 2010 and 2009:

	2010	2009
	(In thousands)

Equity under GAAP	$40,505	$74,161
Deduct:
Disallowed servicing assets, disallowed deferred tax assets	1,399	2,959
Net unrealized (loss) gain on securities available for sale, net of income taxes	12	10
Tangible capital, Tier I (core) capital and Tier 1 risk-based capital	39,094	71,192
Allowance for loan losses includable in regulatory capital	5,398	5,618
Net unrealized loss on securities available for sale, net of income taxes	21	10
Disallowed servicing assets, disallowed deferred tax assets	1,399	2,959
Total risk-based capital	$45,912	$79,779

Dividends

When the Company pays dividends to its minority stockholders, it is also required to pay dividends to BFS Bancorp, MHC, unless BFS Bancorp, MHC elects to waive the receipt of dividends.  Any decision to waive dividends will be subject to regulatory approval.  Under OTS regulations, public stockholders would not be diluted for any dividends waived by BFS Bancorp, MHC in the event that BFS Bancorp, MHC converts to stock form.  The cumulative amount of dividends waived by BFS Bancorp, MHC through September 30, 2010 was $10.0 million.  The amount of dividends waived by BFS Bancorp, MHC for fiscal year 2010 was $2.7 million.  The dividends waived are considered as a restriction on the retained earnings of the Company.

Dividends from the Company will depend, in part, upon receipt of dividends from the Bank, because the Company presently has no source of income other than dividends from the Bank, earnings from the investment of offering proceeds it retained and interest on the Company’s loan to the employee stock ownership plan. A regulation of the OTS imposes limitations on “capital distributions” by savings institutions such as the Bank. The Bank agreed with the OTS that dividends will not be declared without prior OTS approval.

(16)	Commitments and Contingencies

In the ordinary course of the Bank’s business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of these legal proceedings will not have a material effect on the financial position, results of operations or liquidity position of the Bank or the Company.

The principal commitments and contingent liabilities of the Bank are discussed below.

Lease Commitments

At September 30, 2010, the Bank was obligated under non-cancelable operating leases on property used for banking purposes. These leases contain escalation clauses, which provide for minimum annual rental payments and payment of real estate taxes and other occupancy expense, that may be increased based upon increases in real estate taxes and in the other occupancy expenses. Rental expense was $718,000 and $690,000 for the years ended September 30, 2010 and 2009, respectively.

The projected minimum rental payments by fiscal year under the terms of the leases at September 30, 2010 are approximately as follows:

Year	Amount
(In thousands)
2011	$546
2012	566
2013	521
2014	494
2015	434
Thereafter	2,933
$5,494

Loan Commitments

At September 30, 2010 and 2009, outstanding commitments made by the Bank for commercial and residential mortgages, undisbursed construction loans, and home equity lines of credit approximated $54.3 million and $121.4 million, respectively. The commitments at September 30, 2010 consisted of adjustable or variable rate commitments. The adjustable or variable rate commitments carry interest rates ranging from 2.25% to 10.00%.  At September 30, 2010 there were no commitments to sell whole loans and the Bank had no standby letters of credit.

For commitments to originate loans, the Bank’s maximum exposure to credit risk is represented by the contractual amount of those instruments. Commitments represent exposure to credit risk only to the extent that they are subsequently drawn upon by customers. Some commitments have fixed expirations and, consequently, may not represent future cash requirements. The Bank uses the same credit policies and underwriting standards in making loan commitments as it does for on-balance-sheet instruments. For loan commitments, the Bank would generally be exposed to interest rate risk from the time a commitment is issued with a defined contractual interest rate.

(17)	Related Party Transactions

As of September 30, 2010 and 2009, the Bank had approximately $0.1 million, at both dates, of mortgage loans to its officers and related parties, with an interest rate of 5.0% at September 30, 2010 and 2009. There were no new loans or advances during the year ended September 30, 2010, and the remaining loan will mature within 8 years.

(18)	Fair Value Disclosures

FASB issued guidance regarding Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.  This guidance applies to other accounting pronouncements that require or permit fair value measurements.  The Company adopted the guidance effective for its fiscal year beginning October 1, 2008.  The primary effect of the FASB-issued guidance on the Company was to expand the required disclosures pertaining to the methods used to determine fair values.

The FASB-issued guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under this guidance are as follows:

Level 1:     Quoted prices in active markets for identical assets or liabilities.

Level 2:     Observable inputs other than Level 1 prices, such as quoted for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:     Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy as reported on the consolidated statement of financial condition at September 30, 2010 and 2009 are as follows (in thousands):

		(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	September 30, 2010	Assets	Inputs	Inputs
Mortgage-backed securities:
Government agency	$16,737	$--	$16,737	$--
Government-sponsored enterprises	24,889	--	24,889	--
Private issuers	21,352	--	21,352	--
Government debentures	3,029	3,029	--	--
Mutual funds	3,100	3,100	--	--
Total securities available-for-sale	$69,107	$6,129	$62,978	$--

		(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	September 30, 2009	Assets	Inputs	Inputs
Mutual funds	$3,305	$3,305	$--	$--

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy as reported on the consolidated statement of financial condition at September 30, 2010 and 2009 is as follows (in thousands):

(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	September 30, 2010	Assets	Inputs	Inputs
Impaired loans	$123,888	$--	$--	$123,888

(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	September 30, 2009	Assets	Inputs	Inputs
Impaired loans	$17,880	$--	$--	$17,880
Impaired securities	$724	$--	$724	$--

The following valuation techniques were used to measure fair value of assets in the tables above:

Securities available-for-sale – The fair value of the securities available-for-sale, which includes mortgage-backed securities, was obtained either through a primary broker/dealer or other third party provider from readily available price quotes as of September 30, 2010 (Level 1) or by obtaining matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Impaired loans –The Company has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.  The fair value consists of the loan balances less their specific valuation allowances.

Impaired securities – The Company has measured impairment generally based on the fair values of securities (impaired) that are primarily determined by obtaining matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The following table summarizes the carrying value and estimated fair value of the Company’s financial instruments at September 30, 2010 and 2009:

	September 30, 2010		September 30, 2009
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(In thousands)

Financial assets:
Cash and due from banks	$14,201	$14,201	$3,472	$3,472
Securities available-for-sale	69,107	69,107	3,305	3,305
Securities held-to-maturity	-	-	66,201	59,334
Loans receivable, net	369,842	369,750	419,685	421,085
FHLB stock	1,803	N/A	2,382	N/A
Accrued interest receivable	2,061	2,061	2,799	2,799

Financial liabilities:
Deposits	423,406	428,667	402,070	405,548
Borrowings	10,500	10,936	27,300	27,390
Accrued interest payable	28	28	24	24

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and due from banks, accrued interest receivable and payable, demand deposits, short-term borrowings, and variable rate loans or deposits that reprice frequently and fully.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair value of borrowings is based on current rates for similar financing. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. The fair value of off-balance sheet items is not consider material.

(19)	(Loss) Earnings Per Common Share

The following is a summary of the calculation of (loss) earnings per share (EPS):

	Years Ended September 30,
	2010	2009

Net (loss) income	$(38,931)	$1,287
Weighted average common shares outstanding for computation of basic EPS	12,626,880	12,638,722
Dilutive common-equivalent shares	--	4,891
Weighted average common shares for computation of diluted EPS	12,626,880	12,643,613

(Loss) earnings per common share:
Basic	$(3.08)	$0.10
Diluted	$(3.08)	$0.10

For the year ended September 30, 2010 609,668 potentially dilutive shares represented by restricted share awards and stock options were not included in the computation of diluted net loss per share because to do so would be anti-dilutive as the Company had a net loss.

(20)	Impact of Accounting Standards and Interpretations

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (“Topic 820”): Improving Disclosures about Fair Value Measurements (“ASU 10-06”). ASU 10-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. These new disclosure requirements were adopted by the Company during the current period, with the exception of the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010.  With respect to the portions of this ASU that were adopted during the current period, the adoption of this standard did not have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures.  Management does not believe that the adoption of the remaining portion of this ASU will have a material impact on the Company’s financial position, results of operation, cash flows, or disclosures.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (“Topic 855”): Amendments to Certain Recognition and Disclosure Requirements. The amendments remove the requirement for a Securities and Exchange Commission  (“SEC”) registrant to disclose the date through which subsequent events were evaluated as this requirement would have potentially conflicted with SEC reporting requirements. Removal of the disclosure requirement is not expected to affect the nature or timing of subsequent events evaluations performed by the Company. This ASU became effective upon issuance.

In July 2010, the FASB issued ASU No. 2010-20 which amends the authoritative accounting guidance under Topic 310, Receivables.  The guidance amends existing disclosures to provide financial statement users with greater transparency about an entity’s allowance for loan and lease losses and the credit quality of its loan and lease portfolio.  Under the new guidelines, the allowance for loan and lease losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired loans and leases and non-accrual status are to be presented by class of loans and leases.  Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings will also be required.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the loan and lease portfolio’s risk and performance.  This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010.  Adoption of this guidance is not expected to have a material effect on the Company’s results of operations or financial condition.

(21)	Condensed Parent Company Financial Statements

Set forth below are the condensed statements of financial condition and related condensed statements of income and cash flows as of September 30, 2010 and 2009:

	2010	2009
	(In thousands)
Condensed Statements of Financial Condition
Assets:
Cash	$2,602	$4,594
Loans receivable from ESOP	2,641	2,768
Investment in Brooklyn Federal Savings Bank	39,108	74,100
Other investments	100	100
Accrued interest receivable	79	101
Other assets	374	1,232
Total assets	$44,904	$82,895

Liabilities	$500	$1,021
Stockholders’ equity	44,404	81,874
Total liabilities and stockholders’ equity	$44,904	$82,895

	2010	2009
	(In thousands)

Condensed Statements of Income
Interest income	$88	$119
Non-interest expense	1,431	898
Income tax expense (benefit)	276	(343)
Loss before equity in undistributed earnings of subsidiary	(1,619)	(436)
Equity in undistributed earnings of Brooklyn Federal Savings Bank	(38,647)	1,723
Net income	$(40,266)	$1,287

	2010	2009
	(In thousands)
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income:	$(40,266)	$1,287
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (losses) earnings of the Bank	38,647	(1,723)
Stock-based incentive plan	207	313
Decrease in accrued interest receivable	22	95
(Increase) decrease in other assets	858	372
(Decrease) increase in other liabilities	(521)	872
Net cash (used in) provided by operating activities	(1,053)	1,216

Cash flows from investing activities:
Repayment on ESOP loan	127	88
Net cash provided by investing activities	127	88

Cash flows from financing activities:
Purchase of treasury stock	(13)	(1,264)
Payment of cash dividend	(1,053)	(1,455)
Net cash used in financing activities	(1,066)	(2,719)

Net decrease in cash	(1,992)	(1,415)
Cash at beginning of period	4,594	6,009
Cash at end of period	$2,602	$4,594